                                                                    Exhibit 99.1


[WHITEHALL JEWELLERS LOGO]                                         News Release

================================================================================
                                     For:              Whitehall Jewellers, Inc.
                                     Contact:          John R. Desjardins
                                                       Executive Vice President,
                                                       Chief Financial Officer
IMMEDIATE RELEASE                                      TX:  312-762-9751
-----------------

         WHITEHALL JEWELLERS, INC. ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
                       AND REPORTS SECOND QUARTER RESULTS
                 ... COMPANY TO CLOSE 77 UNPROFITABLE STORES ...

         Chicago, Illinois, November 1, 2005 - Whitehall Jewellers, Inc. (OTC: jwlr.pk; the "Company") announced today that Robert L. Baumgardner, 59, has been hired as President and Chief Executive Officer of the national fine jewelry retailer. He plans to join Whitehall by November 14, 2005.

         Mr. Baumgardner is President of Little Switzerland, a wholly owned subsidiary of Tiffany & Co. and formerly Senior Vice President of Bailey Banks and Biddle a division of Zale Corporation. Mr. Daniel Levy, Director and interim Chief Executive Officer of the Company, commented, "Bob possesses the seasoned leadership, drive and experience that, in combination with the capital infusion provided by Prentice Capital Management, L.P. and Holtzman Opportunity Fund, Whitehall needs to build on the strengths of our franchise. We are extremely fortunate to attract Bob to lead our organization."

         Mr. Baumgardner commented "Whitehall has a long and successful history in fine jewelry retailing. With Whitehall I envision the opportunity to forge a future of growth and profitability with its valuable brand and its high quality real estate. I also am extremely pleased to be working with our new investors from Prentice Capital and Holtzman."

         The Company also announced that it expects to close 77 unprofitable stores in the near term. For the trailing 12 months ended July 31, 2005, these stores posted store operating losses of $5.1 million (i.e., revenues less direct merchandise cost, personnel, rent, utilities and other store operating expenses, but excluding corporate allocations other than for certain advertising and regional supervisory costs). The Company plans to run inventory liquidation sales at these stores to generate cash flow from the inventory and close the stores shortly after the upcoming holiday season. Such sales will require additional inventory valuation allowances. It is currently anticipated that such inventory allowances will be no


             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com less than $14.0 million. In connection with the store closings, the Company will record a long-lived asset impairment charge of $5.4 million, which equals the current net book value of the assets at these closed stores during the third quarter of fiscal year 2005. The Company also is expecting to take a charge in the fourth quarter for lease termination and other closing related expenses, which may be material to the financial statements.

         Mr. Levy, commented, "Closing unproductive stores is expected to have three significant benefits. First, we are eliminating stores that lost $5.1 million over the last twelve months and were a drain on cash flow. Second, closing the stores will provide us a vehicle to accelerate the liquidation of excess inventory for additional cash flow that can be used for the purchase of more core assortments. Finally, the closings will permit management to focus on improving the results of its remaining stores. We believe that the Company's decision to close 77 unprofitable operations will provide Bob and his team a strong foundation of stores with attractive merchandise assortments. This trimmed down store platform, in combination with the new capital infused by Prentice Capital and Holtzman, should provide a strong base for Bob to begin his tenure."

         Mr. Baumgardner commented, "The steps the Company has taken to infuse capital, close unproductive stores and liquidate non-core inventory will permit me to focus on building a robust operation with significant future opportunities."

         The Company today also reported financial results for the second quarter ended July 31, 2005. Net sales for the quarter ended July 31, 2005 decreased 5.4% to $68.4 million compared to $72.3 million in the second quarter last year. Comparable store sales decreased 6.2% in the second quarter compared to a decrease of 0.6% last year. For the quarter ended July 31, 2005, the Company posted a net loss of $24.1 million or $1.72 per share compared to a net loss of $3.2 million or $0.23 per share for the same period a year ago. The Company's second quarter 2005 operating loss, excluding non-cash charges of $5.7 million for goodwill impairment and $3.1 million for long-lived asset impairment, totaled $8.0 million or $0.57 per share compared to an operating loss of $4.6 million or $0.33 for the same period last year. In addition, during the second quarter of fiscal year 2005, the company recorded a full valuation allowance of $13.5 million against all of its deferred tax assets.

         For the six-month period ended July 31, 2005, the Company reported net sales of $139.4 million compared to $145.3 million last year. Comparable store sales decreased 5.0% in the six-month period ended July 31, 2005. Net loss was $29.0 million versus a net loss of $6.9 million for the same period a year ago. Net loss per share for the six-month period was $2.08 compared to a net loss per share of $0.49 for the six-month period last

             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com year. Operating loss for the six-month period ended July 31, 2005, excluding non-cash charges of $5.7 million for goodwill impairment and $3.1 million for long-lived asset impairment, totaled $14.4 million compared to a $10.0 million loss for the same period last year.

         Mr. Levy commented, "While second quarter results were unsatisfactory, the Company has addressed the critical issue of liquidity through the capital investment by Prentice Capital and Holtzman. The Company is appreciative of the strong support of the Company's banks and the trade vendor community. Thanks to their support the Company is receiving timely delivery of our holiday merchandise needs."

         On October 17, 2005, the Company received notification from the New York Stock Exchange (the "NYSE") that the Company was not in compliance with the NYSE continued listing standards because its average market capitalization had been less than $25 million over a consecutive 30 trading-day period. The Company's common stock was delisted from the NYSE at the close of the market on October 27, 2005. The Company's stock is currently being quoted on the OTC Pink Sheets under the jwlr.pk symbol.

         On October 27, 2005 the Company announced that it received a proposal from Newcastle Partners, L.P. ("Newcastle"). The proposal, which is subject to a number of conditions and definitive documentation, expresses Newcastle's willingness to offer $1.10 per share in cash by merger or otherwise and cash out warrants and in-the-money options based on that price. Under the proposal, Newcastle would pay off the Company's recent bridge loan. Newcastle expects to obtain a commitment to replace the Company's senior credit facility or obtain consents from the Company's senior lenders. A copy of the proposal letter is contained in an amendment to Newcastle's Schedule 13D filed electronically with the Securities and Exchange. The Company has determined that, with the advice of its financial advisors and counsel, from the information provided in the Newcastle letter, it cannot conclude that the proposal is reasonably likely to result in a Superior Proposal, within the meaning of the exclusivity provision of the Securities Purchase Agreement dated as of October 3, 2005.

         Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 389 stores in 38 states. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.

             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com

Safe Harbor Statement

This release contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of management of the Company as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "opinion" and similar expressions and their variants, as they relate to the Company or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this release with respect to future events, the outcome of which is subject to certain risks, including the factors described below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements. The following factors, among others, may impact forward-looking statements contained in this release: (1) our ability to execute our business strategy and our continued net losses and declines in comparable store sales; (2) our ability to manage our liquidity and to obtain adequate financing on acceptable terms and the effect on us if an event of default were to occur under any of the Company's financing arrangements; (3) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (4) reduced levels of mall traffic caused by economic or other factors; (5) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (6) the high degree of fourth quarter seasonality of our business and the impact on the Company's sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel and disruptions caused by the loss of key personnel; (9) the availability, terms and cost of consumer credit; (10) relationships with suppliers including the timely delivery to the Company of appropriate merchandise on acceptable payment, delivery and other terms; (11) our ability to maintain adequate information systems capacity and infrastructure; (12) our leverage and cost of funds and changes in interest rates that may increase financing costs; (13) developments relating to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement with Prentice Capital and Holtzman Opportunity Fund, including the impact of any adverse developments with respect to such agreements, that may require the Company to seek new financing, for which there can be no assurance of availability on acceptable terms or at all; (14) the lease termination and other expenses that we will incur in connection with closing stores and the revenues we achieve in the liquidation of their inventory and associated inventory valuation allowances taken; (15) our ability to maintain adequate loss prevention measures, especially in connection with stores expected to be closed;
(16) fluctuations in raw material prices, including diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of the Company's future merchandise presentation as well as

             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney's Office, the SEC investigation, and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.


                                Tables to follow


             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com

ADDITIONAL INFORMATION

In connection with the Company's solicitation of proxies with respect to the meeting of stockholders to be called with respect to the approval of the reverse stock split, share issuances contemplated under the convertible notes and election of certain directors, the Company will file with the Securities and Exchange Commission (the "SEC"), and will furnish to stockholders of the Company, a proxy statement. Stockholders are advised to read the proxy statement when it is finalized and distributed to stockholders, because it will contain important information. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Stockholders also will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Whitehall Jewellers, Inc., 155 North Wacker Drive, Suite 500, Chicago, Illinois 60606,
Attention: Investor Relations, Telephone: 312/732-6800 or from the Company's website, www.whitehalljewellers.com.

The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from stockholders of the Company in favor of the actions described above. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in the Company's proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company common stock as of June 1, 2005 is also set forth the Schedule 14A filed by the Company on June 8, 2005.

                            Whitehall Jewellers, Inc.
                            Statements of Operations
        For the three months and six months ended July 31, 2005 and 2004
                                   (unaudited)
                      (in thousands, except per share data)


                                                           Three months ended                      Six months ended
                                                      July 31, 2005     July 31, 2004      July 31, 2005      July 31, 2004
                                                      -------------     -------------      -------------      --------------
Net sales                                             $  68,410          $  72,284          $ 139,409           $ 145,312

Cost of sales (including buying and occupancy
expenses)                                                50,928             48,220             99,371              96,971
                                                      ---------          ---------          ---------           ---------
   Gross profit                                          17,482             24,064             40,038              48,341

Selling, general and administrative expenses             27,652             26,972             55,336              54,007
Professional fees and other charges                       1,007              1,644              2,229               4,298
Impairment of goodwill                                    5,662               --             5,662                  --
                                                      ---------          ---------          ---------           ---------
   Loss from operations                                 (16,839)            (4,552)           (23,189)             (9,964)

Interest expense                                          2,123              1,094              3,421               2,000
                                                      ---------          ---------          ---------           ---------
   Loss before income taxes                             (18,962)            (5,646)           (26,610)            (11,964)

Income tax expense (benefit)                              5,124             (2,463)             2,420              (5,085)
                                                      ---------          ---------          ---------           ---------

   Net loss                                           $ (24,086)         $  (3,183)         $ (29,030)          $  (6,879)
                                                      =========          =========          =========           =========

Basic earnings per share:

   Net loss                                           $   (1.72)         $   (0.23)         $   (2.08)          $   (0.49)
                                                      =========          =========          =========           =========
   Weighted average common share and common share
   equivalents                                           13,967             13,947             13,962              13,937
                                                      =========          =========          =========           =========

Diluted earnings per share:

   Net loss                                           $   (1.72)         $   (0.23)         $   (2.08)          $   (0.49)
                                                      =========          =========          =========           =========
   Weighted average common share and common share
   equivalents                                           13,967             13,947             13,962              13,937
                                                      =========          =========          =========           =========

             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com

                            Whitehall Jewellers, Inc.
                                 Balance Sheets
                            (unaudited, in thousands)


                                                          July 31, 2005    January 31, 2005       July 31, 2004
                                                          -------------    ----------------       -------------
               ASSETS
Current Assets:
      Cash                                                  $   1,530         $   2,206             $   1,433
      Accounts receivable, net                                  2,909             2,688                 2,295
      Merchandise inventories                                 199,221           183,676               199,241
      Other current assets                                        682               383                   797
      Current income tax benefit                                  249             3,959                 4,255
      Deferred financing costs                                    988               360                   301
      Deferred income taxes, net                                --                2,255                 6,273
                                                            ---------         ---------             ---------
           Total current assets                               205,579           195,527               214,595
Property and equipment, net                                    48,179            54,200                57,750
Goodwill, net                                                   --                5,662                 5,662
Deferred financing costs                                        --                  539                   603
Deferred income taxes, net                                      --                  902                 --
                                                            ---------         ---------             ---------
           Total assets                                     $ 253,758         $ 256,830             $ 278,610
                                                            =========         =========             =========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Revolver loan                                         $ 102,426         $  73,793             $  97,496
      Current portion of long-term debt                         --                --                      640
      Accounts payable                                         56,599            60,076                42,559
      Customer deposits                                         3,009             3,042                 3,047
      Accrued payroll                                           3,314             3,829                 3,474
      Other accrued expenses and credits                       14,202            14,587                25,828
                                                            ---------         ---------             ---------
           Total current liabilities                          179,550           155,327               173,044

      Deferred income taxes, net                                --                --                    2,990
      Other long-term liabilities and credits                   6,433             4,880                 3,589
                                                            ---------         ---------             ---------
           Total liabilities                                  185,983           160,207               179,623

Commitments and contingencies                                   --                --                    --

Stockholders' equity:
      Common stock                                                 18                18                    18
      Class B common stock                                      --                --                    --
      Additional paid-in capital                              106,162           106,123               106,162
      Retained earnings                                           398            29,428                32,432
      Treasury stock, at cost (4,092,611; 4,108,703 and
      4,117,172 shares, respectively)                         (38,803)          (38,946)              (39,625)
                                                            ---------         ---------             ---------
           Total stockholders' equity, net                     67,775            96,623                98,987
                                                            ---------         ---------             ---------
           Total liabilities and stockholders' equity       $ 253,758         $ 256,830             $ 278,610
                                                            =========         =========             =========


                                       ###


             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com